EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of SI Diamond Technology (SIDT) of our report dated June 7, 2002, on the consolidated financial statements of SIDT and its subsidiaries, as of December 31, 2001, included in the Corporation’s Annual Statement on Form 10-KSB/A, filed pursuant to the Securities Exchange Act of 1934, and to the reference to our Firm under the caption “Experts” included in this registration statement.  Our report, dated June 7, 2002, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

Austin, Texas
July 2, 2002